UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
January 24, 2008

Date of Report (Date of earliest event reported)
FIRST COMMUNITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-19297	55-0694814

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 989 Bluefield, Virginia	24605-0989

(Address of principal executive offices)	(Zip Code)
(276) 326-9000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure
On January 24, 2008, First Community Bancshares, Inc. (the “Company”) held a public conference call to discuss its financial results for the quarter and year ended December 31, 2007. The conference call was previously announced in the earnings release dated January 23, 2008. The following are the prepared remarks.
John M. Mendez, President and Chief Executive Officer —
Before moving into the detail of the fourth quarter review I would like to address our company’s position in an industry which, in recent months, has been under siege by a cascading credit crisis linked to an over-built, over-sold residential real estate market fueled by historic low consumer interest rates, episodes of weak underwriting, mortgage brokerage greed, Wall Street super-synthetics and inadequate risk premiums for commercial and commercial real estate borrowers. For more than three years, we have observed a lack of fundamentals which has weakened our economy and our industry through the pursuit of unrealistic growth expectations.
In 2004, we sold our mortgage brokerage operation and exited the third-party origination business. Over the last three years, we have watched as credit spreads have narrowed and we have resisted irrational pricing, at the expense of our portfolio totals. We have worked to manage margins and provide pricing that reflects borrower capacity and market conditions. We have focused on underwriting and asset management and built our asset quality metrics. We have managed capital at strong levels and focused on sound operations.
The sum result of these measures is a strong balance sheet, good asset quality, sound earnings, stable operations and minimal exposure to much of the chaos that exists in today’s credit markets. We believe that we are positioned to build on that strength and manage our operations for steady growth and sound performance measures. We believe there is value in fundamentals and managing for the long term and we believe that we are realizing the fruits of that strategy today. Clearly, our focus in recent quarters has been on asset quality versus growth. We believe this is an excellent opportunity to build strength in credit metrics and capital measures. We are working hard to maintain asset quality at a high level, but we are also building on our lending resources so that we will be positioned to take advantage of lending opportunities once our regional and national economies recover from the housing setback and as we see increasing opportunities and new value in key markets and customers who present fundamental strength.
While we are not immune to the ills of our recent overheated housing market, we do appear to have avoided the significant losses we are seeing in the marketplace. We have reviewed our mortgage-backed and CDO portfolio and we continue to monitor its performance. While we have seen decreases in market value associated with widening spreads and market illiquidity on CDO’s, we have seen no evidence of Other-than-temporary impairment. This is because we have restricted our investment in these securities to the higher-grade tranches of “cash” or “true collateralized” obligations with significant credit support, in the case of CMO’s and straight “single-issue or pooled” Trust Preferred obligations in the case of CDO’s. We have not purchased the more exotic “synthetic” or “derivative” securities or classes.
Our credit portfolio, mortgage and construction, continues to perform in line with historical trends, with no elevated levels of delinquency or non-performance. You may also recall that we have substantially trimmed our involvement and exposure to A&D and construction lending. We began that process in 2006. We will continue to monitor each of these exposures carefully to allow us to react in an appropriate fashion to maintain the best possible balance sheet profile and one which is appropriate to our capabilities.

Moving on to an overview of financial results for the quarter and the full year 2007. We are pleased to see strong fourth quarter results, particularly in light of recent events in the marketplace and this rapidly changing credit environment. We are showing a stable to slight improving trend in net interest income over the last three quarters despite a reduction in outstanding loans and recent reductions in prime loan rates. However, the real strength of our operations in 2007 has been in the significant improvement in non-interest revenues and continued efficiency in our operating cost lines.
Our fourth quarter earnings for 2007 rose to $7.8 million or $0.69 cents per diluted share largely as a result of a 34% increase in non-interest revenues which includes new revenues from the insurance line but also includes substantial increases in service charges on deposits and other operating revenues. Throughout 2007 we have realized sequential increases in non-interest revenues of 6%, 9% and 34% for the second, third and fourth quarters. This translates into a 16% year-over-year increase in total non-interest revenues and stems largely from success realized in our new retail program, which was initiated in the second quarter. We continue to see improvement in account revenues as a result of the new retail set and various retail process changes. The larger increase in fourth quarter revenues includes $1.14 million in insurance commission revenue from the Greenpoint acquisition and a $298 thousand one-time gain on the exit from our previous insurance joint venture.
Full year earnings increased 2.3% over the preceding year. Those are pretty good results considering recent reports from our peers including considerable write-downs, and weak and declining earnings in many cases. Our returns on average assets and average equity remain well above our peer averages. Our return on average assets for the year was 1.39% versus 0.98% for our national peers based on September 30 reported information from the regulator data.
We did move back into a credit provision position for the fourth quarter and provided $717 thousand in provision for credit losses. This was based on our most recent analysis of our reserve and our portfolio and includes appropriate reserves for possible losses emanating from the weakened real estate market, slowing economy and ARM re-pricing. Gary Mills will provide additional insights in this area later in the call.
On September 28, 2007, we closed on the acquisition of Greenpoint Insurance Group, which is headquartered in High Point North Carolina. Greenpoint is a regional insurance agency with offices in Greensboro, High Point, Winston-Salem, Charlotte and Raleigh North Carolina. As you can see this, ties very nicely with our banking interests in North Carolina and our expressed desire to grow within the Triad/Piedmont region. It also furthers our stated plan to expand financial services and further diversify our sources of revenue. GreenPoint will serve as a platform for the continued expansion of insurance agency services throughout that region and throughout our branch foot print. Greenpoint has since completed an additional small agency acquisition in Ashe County North Carolina. Greenpoint was profitable in its first full quarter of operation under First Community and its operation was modestly accretive, although not significant on a quarterly basis.
Moving on to bank operations, we are making significant progress in new retail initiatives. We implemented new checking products in the third quarter. We have also enhanced our marketing efforts with a comprehensive direct mail program to support the new product set and to increase account openings. To date we have seen over 2,500 new value-added checking accounts opened since mid-August and we have seen total new checking account openings increase from 500 per month in 2006 to almost 1,000 per month in the latter part of 2007 following our retail banking initiative. We are also seeing improvement in account and household retention.

Most of our earnings enhancement measures from our mid-year retail project are in place and we are seeing good results. New account openings continue at an accelerated level and we are currently delivering about 64% of checking account sales in our new fee-based, value accounts. Changes in our EFT structure have also yielded significant increases in other service charges. These changes are evident in the 32% quarterly increase in other service charges and fees between the third and fourth quarters and the 22% year-to-date increase.
Looking at our branch expansion program we note that operations are underway in our two new branches in Winston-Salem and we opened our new Daniels branch in Raleigh County near Beckley West Virginia in November. We also opened at Princeton Crossing in late November. Two new branches in the Richmond were opened around year-end. We are hopeful that these new branches will improve our retail penetration in the newer markets and enhance core deposit growth.
In the area of loan production, we have seen a $59 million reduction in the portfolio since year-end 2006. This reduction is due, in part, to our enhanced underwriting that has been in place for almost two years and our intense focus on credit quality at this critical point in the business cycle. It can also be attributed to a reduced commercial lending staff, which is also a consequence of our more stringent underwriting. We are slowly building back those commercial resources with emphasis on capabilities in the Treasury arena and with background in operating company lending, thus providing the opportunity to diversify CRE exposure and revenues. On the Commercial side, Rick Ocheltree has completed significant hires in the commercial department with new account officers in Richmond, Virginia, East Tennessee and in Greenville, South Carolina. Commercial account officers are being refocused on all sources of revenues including Treasury Services, Wealth and Insurance, as opposed to mere production of loan outstandings. A bit later in the call, Gary Mills will provide you with some color on the current composition of the portfolio, particularly our exposures to A&D and construction lending.
Asset quality continues to be quite good despite the current conditions in the real estate market and the downturn in some areas of the economy. Our total delinquencies increased over the third quarter but remain low at 98 basis points and non-accruals remain near an all time low at 24 basis points on total loans, that is down from 30 basis points at year-end 2006. Non-performing assets as a percentage of total assets also remain low at 16 basis points, also down from 20 basis points at year-end 2006. Our reserve coverage of non-performing loans remains very strong at 4.39 times and this likewise improved from 2006.
David D. Brown, Chief Financial Officer —
Fourth quarter net income was a record $7.75 million, or 69 cents per diluted share. Current quarter results compare favorably to fourth quarter 2007 net income of $7.63 million, or 68 cents per diluted share. That’s an increase of $126 thousand, or 1.65%. Return on average assets was 1.43% and return on average equity was 13.95%.
Full-year earnings for 2007 were $29.63 million, which is an increase of $684 thousand, or 2.36%, over 2006. ROA for the year was 1.39% and ROE was 13.54%.
Margin for the quarter was 3.75%, up from 3.70% last quarter. The uptick in margin was due to mainly to the downward repricing in deposits and repurchase agreements. The rate paid on savings fell to 2.12% from 2.40% last quarter. CD yields declined four basis points on a linked quarter basis. Costs on fed funds purchased and repurchase agreements fell 18 basis points.

We continue to proactively manage our deposit rates in this volatile environment. We again took sweeping action on Tuesday in response to the Fed’s surprise rate cut. We still see some high-priced competitors in the marketplace, but rational pricing seems to be making a comeback.
And we have reason to believe we will continue to see declines in segments of our deposit costs. We have approximately $380 million in CD’s maturing over the next five months paying a weighted rate of 4.58%. That certainly presents an opportunity to reprice a significant amount of our funding downwards in this current environment.
The yield on our wholesale portfolio did not change much from third quarter, but we expect significant downward repricing during first and second quarter of 2008, as we have roughly $100 million in wholesale funding tied to LIBOR.
Credit quality remains at historically strong levels, and we made a $717 thousand provision for loan losses, which made the reserve for loan losses 105 basis points of loans at year-end. Gary will have more detail on credit activities here in a minute.
Fourth quarter’s non-interest income was up significantly from last year, driven by increases in the wealth management revenues, DDA service charges, as well as other service charges commissions and fees. Fourth quarter was also the first quarter of results from our new insurance agency, GreenPoint Insurance Group. They produced roughly $1.14 million in commission revenues. Wealth management revenues increased $177 thousand, an increase of 23% compared to last fourth quarter. IPC generated top-line revenues of $381 thousand for the quarter, and $1.48 million for the year.
DDA service charges increased $751 thousand year-over-year. Other service charges, commissions and fees saw a $200 thousand increase due to higher interchange revenue, better debit card penetration, and new ATM surcharge revenues.
Included in other non-interest income for the quarter is a one-time pre-tax gain of $298 thousand on the exit from our Bankers Insurance partnership. We were contractually obligated to withdraw from that venture when we acquired our insurance agency operations. However, the fourth quarter of 2006 included a pre-tax gain from the sale of our Rowlesburg branch, so that line remained steady on a core basis, as well.
Salaries and benefits increased $695 thousand compared to the fourth quarter of 2006, but that was due largely to compensation at GreenPoint and IPC. Total full-time equivalent employees was 562 at year-end, compared with 574 at September 30, 2007. We have completed the implementation of our branch staffing model and are wrapping up staffing certain consolidated corporate support functions. These support functions include a small business lending unit that performs all the underwriting and documentation for lenders, which sets the stage for increased production and efficiency.
Occupancy and furniture and equipment expenses increased compared to last year because of the addition of GreenPoint and the new branches that have been put on line throughout 2007. Other non-interest expense increased $702 thousand compared to fourth quarter 2006. New account promotion and direct mail expenses were $195 thousand greater than last year, and professional accounting fees contributed $135 thousand to the increase as a result of outsourcing internal audit around mid-year. Service and clearing costs for IPC accounted for about $84 thousand of the increase. GreenPoint also made up approximately $214 thousand of that increase.
Despite the increases in non-interest expenses, fourth quarter efficiency remained a very respectable 51.2%.

We finished the quarter at $2.15 billion in total assets, and new loan production was approximately $115 million for the quarter.
We repurchased 124,000 shares of treasury stock during the third quarter. The repurchase program was approximately 51 basis points accretive to fourth quarter earnings. At the current pace, we will complete the treasury repurchase program around April. As always, we will be monitoring our capital optimization model to ensure that we bring the highest ultimate returns to our shareholders.
Gary R. Mills, Chief Credit Officer —
Total delinquency at year-end measured 0.98%, which is comparable to year-end 2006 total delinquency of .91%. I am pleased to note that non-accrual loans were reduced from $3.81 million, or 0.30%, at year-end 2006 to $2.92 million, or 0.24%, at December 31, 2007.
Obviously, with the improved performance in non-accrual loans, it is an increase in the 30-89 day delinquencies that accounted for the increase in total delinquency over year-end as well as the third quarter. Within the 30-89 day delinquency category at year-end, there were two loans, to two different customers that totaled approximately $1.00 million. Of these two loans, one was a matured loan that the customer was refinancing with another financial institution, which paid-off shortly after year-end. The second loan made payment shortly after year-end and moved out of the 30-89 day category. Absent these two loans, the 30-89 day category would have shown only a modest increase over year-end 2006 and third quarter 2007.
Net charge-offs for the year 2007 measured $2.43 million, or 0.20%, representing an improvement over 2006 performance of $2.91 million, or 0.23%. Net charge-offs for the quarter measured $1.07 million, or 0.34%, on an annualized basis; which also compares well to the fourth quarter of 2006 net charge-offs of $1.30 million, or 0.40%. As it relates to fourth quarter 2007 net charge-offs, approximately 60% of the charge-offs were loans previously identified and specifically reserved for within the loan loss reserve.
OREO remained in check at year-end measuring a very low $545 thousand. This, along with the strong non-accrual performance contributed to improvement in non-performing assets as a percentage of total assets to 0.16%, as compared to 0.20% at year-end 2006.
The ALLL was $12.83 million at year-end, which equated to 1.05% of total loans and provided a very strong non-performing loan coverage of 439%. As a result of our analysis, a provision of $717 thousand was made during the quarter. Recognizing the continued good performance of the portfolio as measured by non-accrual loans, OREO, and non-performing loan coverage; and in light of the decline in the loan portfolio balance, the ALLL continues to be directionally consistent.
The residential real estate sector has been a topic of discussion for some time now. Through our loan loss reserve analysis, we began approximately 18 months ago to quantify the inherent risk within the portfolio related to the residential A&D and residential construction segments of the portfolio. To further validate the risk we had quantified, we performed a 100% review of loans within these segments at year-end. This exercise included re-evaluating the underwriting of the borrower relative to financial strength, payment performance and collateral value. Additionally, a credit team conducted numerous on site collateral inspections to validate appraised value and percentage of completion. The site visits also provided additional insight into the market environment in which we are operating. At year-end 2007, the total outstanding within the developed lot loan category was $13.9 million and total delinquency measured 0.14%. The total amount outstanding within the residential A&D category was $10.6 million with zero total delinquency. The total outstanding within the residential speculative construction category was $16.2 million, with total delinquency of $635 thousand, or 3.93%. The conclusions drawn from this review support the methodology that has been employed to quantify this risk inherent within this segment of the portfolio. As additional information, I would note that the outstanding within the commercial A&D category at year-end was $21.8 million, with zero delinquency; and the total outstanding in the commercial construction category was $40.5 million, with total delinquency of $240 thousand, or 0.59%.
In conclusion, we will continue to maintain discipline in our underwriting standards and we will remain diligent in our effort to prune the portfolio of loans representing undesirable risk.
This Current Report on Form 8-K contains forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.
In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST COMMUNITY BANCSHARES, INC.
Date: January 25, 2008	By:	/s/ David D. Brown
David D. Brown
Chief Financial Officer